Exhibit 10.2

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (the “Amendment”) is made effective as of June 28, 2018 by and between Ozop Surgical Corp. (formerly, Newmarkt Corp.), a Nevada corporation (“Borrower”), and Carebourn Capital, L.P., a Delaware limited partnership (“Holder”). Borrower and Holder may collectively be referred to as the “Parties”.

BACKGROUND

A. Holder and Borrower are the parties to that certain Convertible Promissory Note in the principal amount of $442,175.00 issued on April 13, 2018 (the "Promissory Note"); and

B. The parties desire to amend certain parts of the Promissory Note as set forth below.

NOW, THEREFORE, in consideration of the execution and delivery of this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 4.13 – ACH Payment Authorization of the Promissory Note is hereby amended to increase the amount of the Specific Daily Repayment Amount from $1,100.00 to $1,750.00 effective as of the first business day following the date of this Amendment.

2. This Amendment shall be deemed part of, but shall take precedence over, and supersede any provisions to the contrary contained in the Promissory Note. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Promissory Note unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Promissory Note which are not in conflict with the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Ozop Surgical Corp. By: /s/ Michael Chermak Michael Chermak Chief Executive Officer	CAREBOURN CAPITAL, L.P. By: Carebourn Partners, LLC, a Minnesota limited liability company, its General Partner By: /s/ Chip Rice Name: Chip Rice Title: Managing Member